Exhibit 99.1

Spare Backup announces business outlook for the remainder of 2008 and for calendar 2009

Projects 2009 Revenues of $16 -$24 Million

PALM DESERT, Calif., June 18, 2008 -- Spare Backup, Inc (OTC Bulletin Board: SPBU), an industry leading provider of automated, online backup applications for home users and small businesses, is announcing their business outlook for the remainder of 2008 and for calendar 2009.

Cery Perle, CEO of Spare Backup, stated, “Recent OEM agreements call for Spare Backup to be bundled with the sale of a computer’s. Conservative estimates of the number of customers who will deploy the Spare Backup software, leads us to  believe that the Company will reach an inflection point in its financial performance that could result in substantial revenue growth as early as the fourth quarter of the current fiscal year and a dramatic increase in both earnings and revenues in fiscal 2009. We are very confident that we are at the cusp of significant long term growth and as a result the company is now comfortable giving revenue guidance for the 2008 and 2009. With the contracts on hand, Perle sees 2008 revenues at $3-$6 million and 2009 revenues in the range of $16-$24 million. In addition, there are several other projects, channels and pilots, that could represent more upside potential to these numbers .”

About Spare Backup, Inc.

Spare Backup, Inc. specializes in helping consumers, small office/home office users, and small to mid-sized businesses protect their computer data quickly, automatically and cost-effectively. The company’s flagship Spare Backup product is the first totally automated online backup service that intelligently selects, secures and stores files without any user intervention, automatically backing up documents, email, music, photos and other PC files on a continuous basis or according to the schedule of the user’s choice. The company is headquartered in Palm Desert, California.

For Investors Relations contact:

Rob Schatz: Wolfe, Axelrod

212 370 4500

Rob@wolfeaxelrod.com

For media inquiries, contact:

Heather Schroeder, Corporate Advocates, Inc.

(Tel) +713.972.0041

hschroeder@corporateadvocates.net

Safe Harbor Statement: The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the company’s behalf. All statements, other than statements of historical facts, which address the company’s expectations of sources of capital or which express the company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. Such statements made by the company are based on knowledge of the environment in which it operates, but because of the  possibility of unknown factors, as well as other factors beyond the control of the company, actual results may differ materially from the expectations expressed in the forward- looking statement. An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully all risk factors and other information in our annual report and quarterly filings before deciding to invest in our common stock. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially adversely affected and you could lose your entire investment in our company